Exhibit 4.81

SECURED PROMISSORY NOTE

U.S. $3,000,000.00	Issue Date: April 13, 2017

THIS NOTE, AND THE COMPANY'S AND HOLDER’S RIGHTS AND OBLIGATIONS HEREUNDER, IS SUBJECT TO A SUBORDINATION AGREEMENT BETWEEN THE ORIGINAL HOLDER HEREOF, THE COMPANY, THE CREDITORS PARTY THERETO AND STEGODON CORPORATION, AS AGENT, DATED AS OF THE ISSUE DATE. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS NOTE AND THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT WILL CONTROL.

Subject to the terms and conditions of this Note, for value received, Amyris, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of GINKGO BIOWORKS, INC. or registered assigns (“Holder”), the principal sum of Three Million Dollars ($3,000,000), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest accrued on the unpaid principal amount at the Applicable Rate. Interest shall begin to accrue on the Issue Date set forth above, shall continue to accrue on the outstanding principal until the entire Balance is paid, and shall be computed based on the actual number of days elapsed and on a year of 365 days.

The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees.

1.                  DEFINITION. The following definitions shall apply for purposes of this Note.

“Affiliate” has the meaning ascribed to it in Rule 144 promulgated under the Securities Act.

“Agent” has the meaning assigned to such term in the Loan Agreement.

“Applicable Rate” means a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) thirteen and one half percent (13.5%) per annum.

“Balance” means, at the applicable time, the sum of all then outstanding principal of this Note, all then accrued but unpaid interest and all other amounts then accrued but unpaid under this Note.

“Board of Directors” means the Company’s Board of Directors.

“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.

“Capital Lease Obligation” means, at the time any determination thereof is to be made,

the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.

“Collaboration Agreement” means that certain Collaboration Agreement by and between the Holder and the Company dated as of September 30, 2016 (as may be amended, modified, supplemented, or restated from time to time).

“Company” shall include, in addition to the Company identified in the opening paragraph of this Note, any corporation or other entity which succeeds to the Company’s obligations under this Note, whether by permitted assignment, by merger or consolidation, operation of law or otherwise.

“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Issue Date or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.

“Debt” shall mean, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and Lease Debt and, to the extent not otherwise included, the Guarantee by such Person of any Debt of any other Person. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

“Event of Default” has the meaning set forth in Section 6.

“Financing Document” means each of this Note and any other document entered into, executed or delivered under or in connection with, or for the purpose of amending, any of such documents.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Lease Debt” means, with respect to any Person, (i) the amount of any accrued and unpaid obligations of such Person arising under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) and (ii) the guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of any of the amounts set forth in (i) above.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Loan Agreement” means that certain Loan and Security Agreement dated as of March 29, 2014, as amended and/or waived, including on June 12, 2014, March 31, 2015, October 12, 2015, November 30, 2015, May 9, 2016, June 24, 2016, June 29, 2016, July 18, 2016, October 5,

2016, October 6, 2016, October 27, 2016, November 29, 2016, December 5, 2016, December 14, 2016, December 17, 2016, December 30, 2016 and January 10, 2017 (as amended and/or waived) by and between the Company, and each of its Subsidiaries that has delivered a Joinder Agreement (collectively, “Borrower”), the other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as “Lender”) and Stegodon Corporation, a Delaware corporation, as assignee of Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (“Agent”).

“Lost Note Documentation” means documentation satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost note and an indemnification agreement by Holder in favor of the Company with respect to such lost or stolen Note.

“Material Adverse Effect” is defined in Section 7.1.

“Maturity Date” means May 15, 2017.

“Note” means this Secured Promissory Note.

“Notes” means a series of secured promissory notes aggregating up to no more than $3,000,000 in original principal amount issued under the Agreement, of which this Note is one, each such note containing substantially identical terms and conditions as this Note.

“Past Due Incentive Payments” is defined in Section 7.10.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.

“Pre-Closing Consents” is defined in Section 7.3.

“Previously Disclosed” means information set forth in or incorporated by reference into the SEC Documents filed with the SEC on or after November 9, 2015 but prior to the date hereof (except for risks and forward-looking information set forth in the “Risk Factors” section of the applicable SEC Documents or in any forward-looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward-looking in nature).

“Principal Balance” means, at the applicable time, all then outstanding principal of this Note.

“SEC” is defined in Section 7.4.

“Subordination Agreement” means that certain Subordination Agreement dated as of October 27, 2016 by and among the Holder, the Company and the Agent, as ratified by that certain Ratification and Confirmation Agreement dated as of April 13, 2017.

“Subsidiary” means, with respect to any specified Person: (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“The NASDAQ Stock Market” is defined in Section 7.4.

“Voting Shares” of any Person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

2.                  PAYMENT AT MATURITY DATE; INTEREST.

2.1              Payment at Maturity Date.

(a)               If this Note has not been previously prepaid in full pursuant to Section 4.1 prior to the Maturity Date, then the entire Balance shall be due and payable in full in cash on the Maturity Date.

(b)               All rights with respect to this Note shall terminate upon the repayment of the entire Balance of this Note as provided in Section 2.1(a). Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company (or Lost Note Documentation where applicable) as soon as practicable after repayment pursuant to this Section 2.1.

(c)                Notwithstanding anything herein to the contrary, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

3.                  SECURITY INTEREST.

(a)               As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations and any other obligations owed to the Holder by the Company, whether due and payable now or in the future and whether arising under this Note or otherwise, Company grants to each Holder a security interest in all of Company’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment

Property (but excluding thirty-five percent (35%) of the capital stock of any Foreign Subsidiary); (g) Deposit Accounts; (h) all cash and liquid funds; (i) Goods; (j) Collateral IP; and all other tangible and intangible personal property of Company whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Company and wherever located, and any of Company’s property in the possession or under the control of Holder; and, to the extent not otherwise included, all proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing. Notwithstanding the broad grant of the security interest set forth in this section, the Collateral shall not include (w) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Company of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (x) Company’s equity interests in Total Amyris BioSolutions and all other “Collateral” as defined in that certain Deed of Pledge of Shares, dated as of December 2, 2013, by Company to Total Energies Nouvelles Activités USA, (y) Company’s equity interests in Novvi, LLC or SMA Industria Quimica S.A. and (iv) any Excluded Intellectual Property.

The following capitalized terms shall have the following meanings:

(i)              “Collateral IP” means all Intellectual Property other than Excluded Intellectual Property.

(ii)            “Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Company or in which Company now holds or hereafter acquires any interest.

(iii)          “Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

(iv)          “Excluded Intellectual Property” has the meaning set forth in that certain Loan and Security Agreement dated as of March 29, 2014, by and between the Company, and each of its subsidiaries that are borrowers thereunder, the several banks and other financial institutions or entities party thereto from time to time and Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

(v)            “Foreign Subsidiary” means any subsidiary other than a subsidiary organized under the laws of any state within the United States or the District of Columbia.

(vi)          “Intellectual Property” means all of Company’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Company’s applications therefor and reissues, extensions, or renewals thereof; and Company’s goodwill associated with any of the foregoing, together with Company’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

(vii)        “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

(viii)      “Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Company now holds or hereafter acquires any interest.

(ix)          “Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

(x)            “Secured Obligations” means Company’s obligations under this Note, including any obligation to pay any amount now owing or later arising.

(xi)          “Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Company or in which Company now holds or hereafter acquires any interest.

(xii)        “Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

Unless otherwise defined herein or in the Notes, terms that are used in this Section 3 shall have the meanings given to them in the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Holder’s lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then such terms shall have the meanings given to them in the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction.

Upon the occurrence and during the continuance of any Event of Default, Holder may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Holder may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. The Company agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to the Company. The Holder may require the Company to assemble the Collateral and make it available to Holder at a place designated by Holder that is reasonably convenient to Holder and the Company. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by the Holder in the following order of priorities:

First, to Holder in an amount sufficient to pay in full Holder’s costs and professionals’ and advisors’ fees and expenses;

Second, to Holder in an amount equal to the then unpaid amount of the Secured Obligations (including principal and interest), in such order and priority as Holder may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in cash of all of the Secured Obligations, to any creditor holding a junior lien on the Collateral, or to the Company or its representatives or as a court of competent jurisdiction may direct.

The Holder shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

The Holder shall be under no obligation to marshal any of the Collateral for the benefit of the Company or any other person, and the Company expressly waives all rights, if any, to require the Holder to marshal any Collateral.

The Company hereby agrees to enter into any additional Security Documents (as defined below) with the Holder as may be reasonably required by the Holder in connection with the grant of the security interest contemplated by this Section 3, provided, however, that such security interest shall be subject to the Subordination Agreement. As used herein, “Security Documents” means each security agreement, all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, control agreements, financing statements and other documents as shall from time to time secure or relate to the Secured Obligations or any part thereof, or any other obligations of the Company to the Holder, in each case, executed by the Company or any subsidiary of the Company. The Company shall from time to time procure any instruments or documents as may be reasonably requested by Holder, and take all further action that may be necessary or desirable, or that Holder may reasonably request, to perfect and protect the liens granted hereby and thereby. In addition, the Company hereby authorizes the Holder to execute and deliver on behalf of the Company and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of the Company either in Holder’s name or in the name of Holder as agent and attorney-in-fact for the Company. The Holder shall have all of the rights and remedies of a secured creditor under the Uniform Commercial Code.

4.                  Prepayment; Change of control.

4.1              Prepayment. The Company may at any time, without penalty, upon at least five (5) days’ advance written notice to Holder, prepay all or any portion of the unpaid Balance of this Note. Any such prepayment shall be applied as provided in Section 5 below.

4.2              Change of Control Payment. If the Company completes a Change of Control before the payment of the entire Balance of this Note, then upon the closing of such Change of Control, Holder shall be entitled to be repaid the entire Balance of this Note.

5.                  Notes Pari Passu; APPLICATION OF PAYMENTS. Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries under any other Financing Document payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Balances of all outstanding Notes on the basis of their original principal amount. Subject to the foregoing provisions of this Section, all payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full. If after all applications of such payments have been made as provided in this Section, then the remaining amount of such payment that is in either case in excess of the aggregate Balance of all outstanding Notes, shall be returned to the Company.

6.                  EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default” hereunder:

(a)               The Company fails to make any payment when due under this Note on the applicable due date or within five (5) days after written notice of such failure has been given on behalf of Holder to the Company;

(b)               A receiver is appointed for any material part of the Company’s property, the Company makes a general assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation;

(c)                    The Company breaches any material obligation to any Holder under this Note and does not cure such breach within twenty (20) days after written notice thereof has been given by or on behalf of such Holder to the Company;

(d)                   A default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company (or the payment of which is guaranteed by the Company, whether such Debt or guarantee now exists, or is created after the Issue Date of this Note, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default or (b) results in the acceleration of such Debt prior to its express maturity and, in each case in clause (a) or (b), the principal amount of any such Debt, together with the principal amount of any other such Debt that has not been paid when due, or the maturity of which has been so accelerated, aggregates $10,000,000 or more;

(e)                    The Company’s Board of Directors or stockholders adopt a resolution for the liquidation, dissolution or winding up of the Company; or

(f)       The occurrence of a default or an Event of Default (as defined in the Collaboration Agreement) under the Collaboration Agreement after the date hereof.

Upon the occurrence of any Event of Default, all accrued but unpaid expenses, accrued but unpaid interest, all principal and any other amounts outstanding under this Note shall (i) in the case of any Event of Default under Section 6(b), become immediately due and payable in full without further notice or demand by Holder and (ii) in the case of any Event of Default other than under Section 6(b), become immediately due and payable upon written notice by or on behalf of all Holder(s) of then outstanding Notes. Notwithstanding any other provision of this Note, Holder agrees that Holder will exercise Holder’s rights and remedies under this Note only in concert with all other holders of outstanding Notes and will not take any action, including commencement or prosecution of litigation or any other proceeding to collect this Note, except as agreed by the holders of a majority of the then outstanding principal amount of the Notes.

7.                  REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Holder as follows:

7.1              Organization and Standing. The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company or the ability of the Company to perform its obligations under this Note (a “Material Adverse Effect”). For the purposes of clarity, the implementation of any plan for the significant restructuring of the Company, which has been approved by the Board of Directors of the Company as of the date hereof, shall not constitute a Material Adverse Effect.

7.2              Power. The Company has all requisite power to execute and deliver this Note, to sell and issue the Note, and to carry out and perform its obligations under the terms of this Note.

7.3              Authorization. Subject to any waivers of covenants limiting the Company’s ability to incur further debt under outstanding debt instruments and loans, each of which would be obtained or waived as required prior to the closing (the “Pre-Closing Consents”), the execution, delivery, and performance of the Note by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and this Note constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7.4              Consents and Approvals. Except for any Current Report on Form 8-K or other document to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated hereby. No consent, approval, authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market (including The NASDAQ Stock Market LLC (“The NASDAQ Stock Market”), or other governmental body is required for the execution and delivery of the Note, the valid issuance, sale and delivery of the Notes to be sold hereunder other than such as have been made or obtained, or for any securities filings required to be made under federal or state securities laws applicable to the offering of the Notes.

7.5              Non-Contravention. The execution and delivery of this Note and, following satisfaction of the closing conditions set forth in Section 9 hereof, the issuance, sale and delivery of the Note and the performance by the Company of its obligations under the Note and/or the consummation of the transactions contemplated thereby, will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) subject to obtaining the Pre-Closing Consents, any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof, the Company’s Bylaws, as amended and as in effect on the date hereof, or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company, any of its subsidiaries or their respective properties, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults that would not be likely to have, individually or in the aggregate, a Material Adverse Effect, or (b) except for any security interests granted pursuant to the Note, result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any if its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject. For purposes of this Section 7.5, the term “material” shall apply to agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound involving obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 in a 12-month period.

7.6              Legal Proceedings. Except as Previously Disclosed, there is no action, suit or proceeding before any court, governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries wherein an unfavorable decision, ruling or finding would reasonably be expected to, individually or in the aggregate, (i) materially adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Note or (ii) have a Material Adverse Effect. The Company is not a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body that might have, individually or in the aggregate, a Material Adverse Effect.

7.7              No Violations. Neither the Company nor any of its subsidiaries is in violation of its respective certificate of incorporation, bylaws or other organizational documents, or to its knowledge, is in violation of any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company or any of its subsidiaries, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or by which the properties of the Company are bound, which would be reasonably likely to have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company and the Company is not an “ineligible issuer” pursuant to Rules 164, 405 and 433 under the Securities Act. The Company has not received any comment letter from the SEC relating to any SEC Documents which has not been resolved. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

7.8              Listing Compliance. Except as disclosed in its filings with the SEC, the Company is in compliance with the requirements of The NASDAQ Stock Market for continued listing of the Common Stock thereon and has no knowledge of any facts or circumstances that could reasonably lead to delisting of its Common Stock from The NASDAQ Stock Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on The NASDAQ Stock Market, nor has the Company received any notification that the SEC or The NASDAQ Stock Market is contemplating terminating such registration or listing. The transactions contemplated by the Note will not contravene the rules and regulations of The NASDAQ Stock Market.

7.9              Provisions Relating to Stockholder Rights. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company. No provisions of this Note and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

7.10          Acknowledgement. The Company acknowledges that a portion of the Incentive Payments (as defined in the Collaboration Agreement) paid to the Company from Givaudan in June 2016 and December 2016, in an aggregate amount of $3,000,000, is due and payable by it to the Holder pursuant to Section 6.4(b) of the Collaboration Agreement (such obligations, the “Past Due Incentive Payments”). The Company further acknowledges and agrees that the execution and delivery of this Note to the Holder in satisfaction of the Past Due Incentive Payments does not constitute a waiver of any default or any other rights of the Holder arising under or relating to the Collaboration Agreement.

8.                  CONDITIONS PRECEDENT. The Holder’s obligation to accept delivery of this Note and to pay for such Holder’s Note at the closing shall be subject to the satisfaction of all the conditions precedent set forth below:

8.1              Good Standing. The Company shall be validly existing as a corporation in good standing under the laws of Delaware as evidenced by a certificate of the Secretary of State of the State of Delaware, a copy of which shall be provided to the Holder at the closing.

8.2              Board Approval. The terms and conditions of the issuance of the Note and all other documents related hereto shall have been duly approved by the Board of Directors of the Company (including the Audit Committee and at least six directors who are disinterested with respect to the transactions contemplated hereby).

8.3              Other Approvals. The Company shall have obtained all governmental, regulatory or third party consents and approvals required in connection with the transactions contemplated hereby, if any, including, without limitation, obtaining any waivers of any other negative covenants and pro rata or similar preemptive rights that may apply to the issuance of the Notes.

8.4              Financial Reporting. The Company shall have delivered all financial reports and information required to be delivered to Agent pursuant to Section 7.1 of the Loan Agreement.

9.                  RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing or if any Holder shall have been served with a trustee process or similar attachment relating to property of the Company, such Holder is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final, in whatever currency) and/or any and all amounts owed by such Holder to the Company (whether arising under this Agreement or otherwise, in whatever currency) at any time owing by such Holder to or for the account of the Company against any and all other obligations now or hereafter existing under this Note, any other Financing Document, or any other agreement between the Holder and the Company, regardless of the adequacy of the Collateral, and irrespective of whether or not such Holder shall have made any demand under this Note, any other Financing Document, or any other agreement, and although such obligations of the Company may be contingent or unmatured. The rights of each Holder under this Section are in addition to other rights and remedies (including other rights of setoff) that such Holder may have. Each Holder agrees to notify the Company promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.              NO DEFENSES. The Company hereby acknowledges and agrees that as of the date hereof: (a) it does not have any claim or cause of action related to any agreement between or among the Company and the Holder against the Holder (or any of their respective directors, officers, employees, agents, subsidiaries, affiliates, attorneys, attorneys’ consultants, predecessors, successors or assigns); (b) it does not have any offset right, counterclaim, or defense of any kind against the Secured Obligations or any portion thereof; and (c) the Holder has heretofore properly performed and satisfied in a timely manner all of its obligations and commitments to the Company. For and in consideration of the agreements contained in this Note and other good and valuable consideration, the Company unconditionally and irrevocably releases, waives, and forever discharges the Holder, together with its respective predecessors, successors, assigns, subsidiaries, affiliates, agents, employees, directors, officers, attorneys and attorneys’ consultants (collectively, the “Released Parties”), from the following, in each case only as related to the Collaboration Agreement and any other agreement between or between the Company and the Holder: (x) any and all liabilities, obligations, duties, promises, or indebtedness of any kind (if any) of the Released Parties to the Company or any of its affiliates, which existed, arose, or occurred at any time from the beginning of the world to the date of this Note, and (y) all claims, offsets, causes of action, suits, or defenses of any kind whatsoever (if any), which the Company or any of its affiliates might otherwise have against the Released Parties, or any of them, in either case (x) or (y) on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance, or matter of any kind, which existed, arose, or occurred at any time from the beginning of the world to the date of this Note. Notwithstanding anything to the contrary herein, the Company does not hereby release, waive, or forever discharge the Released Parties from any claims, offsets, causes of action, suits or defenses of any kind relating to any conduct or action by the Holder that is illegal under federal, state or local law.

11.              GENERAL PROVISIONS.

11.1          Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

11.2          Transfer. Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of the Company to any Affiliate of Holder who (a) executes and delivers an acknowledgement that such transferee agrees to be subject to, and bound by, all the terms and conditions of this Note, (b) makes the representations and warranties to the Company that are set forth in Section 7 of this Note, and (c) (if requested by the Company) delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities laws. Subject to the foregoing, the rights and obligations of the Company and Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

11.3          Governing Law. This Note shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

11.4          Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

11.5          Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number: , with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: , facsimile number:              , and as to Holder, to

Ginkgo Bioworks, Inc., 27 Drydock Ave., Floor B, Boston, MA 02127, Attn:                  , or as otherwise indicated by Holder by providing notice of a change in its address, facsimile number, or other information to the Company. Holder and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.6          Place of Payment. Payments of the Principal and any interest and other payments hereunder shall be delivered to the Holder at the address specified in the Agreement or at such other address or the attention of such other Person as specified by prior written notice to the Company, including any transferee of this Note.

11.7          Amendments and Waivers. This Note may be amended and provisions may be waived by written agreement of the Company and the Holder. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of the Note, each future holder of the Note, and the Company.

11.8          Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Secured Promissory Note to be signed in its name as of the date first written above.

THE COMPANY

AMYRIS, INC.

By:	/s/ Kathleen Valiasek
Name:	Kathleen Valiasek
Title:	Chief Financial Officer

[Secured Promissory Note Signature Page]